SANMINA CORPORATION,
                     EVANS & SUTHERLAND COMPUTER CORPORATION
                              MASTER AGREEMENT FOR
                        ELECTRONIC MANUFACTURING SERVICES


This Master Agreement for Electronic Manufacturing Services (the "Agreement") is made and entered into effective as of June 3, 1999, by and between Sanmina Corporation, a Delaware corporation ("Sanmina") and Evans & Sutherland Computer Corporation, a Utah Corporation ("Customer" or "E&S").

                                    RECITALS

Sanmina and E&S have entered into an Asset Purchase Agreement dated concurrently with the date of this Agreement (the "Purchase Agreement"), pursuant to which Sanmina is acquiring certain assets associated with E&S' Salt Lake City, Utah prototype, printed circuit board and other electronic assemblies manufacturing operation (the "Electronics Manufacturing Operation"). In connection with the execution and performance of the Purchase Agreement, and as a condition and inducement to the parties' undertakings therein, this Agreement is being executed to provide for a continuing relationship between Sanmina and E&S, pursuant to which Sanmina will perform manufacturing services for E&S, upon the terms and conditions set forth herein.

                                    AGREEMENT

I.       Manufacturing Services to be Performed

     A. Products. The products covered by this Agreement (collectively the "Products") are those electronic products and assemblies, including printed circuit boards, prototypes and Legacy Products (as defined below) which Customer may desire to have Sanmina manufacture for Customer during the term of this Agreement. "Legacy Products" means those electronics products, boards and assemblies having no identifiable, forecastable demand (i.e., driven solely by discreet orders) which were previously produced at the Electronics Manufacturing Operation, for which Customer may need replacements or additional inventory.

     B. Manufacturing Services. During the term of this Agreement, and in accordance with the provisions hereof, Sanmina will manufacture and sell Products to Customer.

     C. Scope of Agreement. All manufacturing and sales of Products by Sanmina, its subsidiaries and affiliates (collectively referred hereinafter as "Sanmina") for and to Customer during the term of this Agreement shall be governed by and subject to the terms and conditions of this Agreement.

II.       Orders and Acceptances for Products

     A. Purchase Orders and Acceptances. Customer will purchase Products by issuing purchase orders ("Order" or "Orders") to Sanmina. Orders will contain such things as quantity, prices, specified delivery dates, specifications, and Product number or designation, consistent with the terms of this Agreement. Repeat Orders for Products may initially be placed by electronic transmission, provided that Customer will make commercially reasonable efforts to send a confirmational written Order to Sanmina (except as otherwise agreed) within one week after the electronic order. Blanket Orders may be placed, with subsequent electronic or written instructions to authorize shipment and delivery of Products, up to the maximum quantities covered by the blanket Orders. Sanmina will sign and return written confirmation of each Order within five business days after receipt. All Orders and acceptances relating to Products will be governed by the terms of this Agreement, and nothing contained in any Order or acceptance will in any way modify the terms or conditions of this Agreement, unless expressly agreed to in writing by Sanmina and Customer. Sanmina and Customer hereby give notice of their objection to any additional or different terms.

     B. Placement of Orders; Delivery of Forecasts. Upon execution of this Agreement, Customer will submit an Order for Products deliverable over the first three months of the term of this Agreement. Thereafter, Customer will provide Orders to Sanmina on a monthly basis, including orders for Products to be delivered in the third month following the date of the Order, resulting in a rolling three month period covered by Orders. Upon execution of this Agreement, and on a monthly basis thereafter, concurrently with the submission of the monthly Orders referenced above, Customer will provide a rolling nine month forecast of Customer's anticipated Product purchases, for the nine month period immediately following the three month period covered by submitted Orders. Obligations to purchase Products, and any liability of the parties with respect to anticipated Product requirements, will arise only as actual Orders are submitted to Sanmina, with the sole exception that with respect to any long lead-time parts for which a forecast would cause procurement activity as provided herein, Customer shall have those obligations set forth in Section III below. Actual Orders may be different from forecasted numbers. Orders may be submitted other than at the monthly intervals provided above, consistent with the terms of this Agreement. Where appropriate, Customer will level load requirements for certain Products in order to provide a steady flow of Product to Customer and a steady production schedule for Sanmina. Sanmina will review forecasts provided by Customer and advise Customer if Sanmina anticipates that it will be unable to achieve the Product volumes reflected in such forecasts.

     C. Acceptance of Orders. Sanmina will accept all orders for Products submitted by Customer in accordance with the terms and conditions of this Agreement up to the greater of (i) 125% of the amount specified in the forecast delivered in the preceding month with respect to the period covered by such Orders, or (ii) the amount of Products for which Sanmina has purchased Materials, as provided herein. Sanmina will use its reasonable best efforts to accept Orders submitted by Customer for Products in excess of the committed volume levels. Orders submitted in excess of the committed quantity levels that Sanmina is unable to accept must be rejected within five business days after receipt by Sanmina.

III.      Materials Planning, Procurement Process and Liabilities

     A. Master Production Schedule. Based on the Orders and forecasts received from Customer as provided above, Sanmina will on a monthly basis generate a Master Production Schedule ("MPS") for a rolling twelve month period. This MPS will define the master plan on which Sanmina will base its procurement, internal capacity projections and commitments. The MPS created as described above will not impose any liability on either Sanmina or Customer, except that with respect to any long lead-time parts and that portion of the MPS related to firm orders as described in Section II paragraph B of this document, for which the MPS would cause procurement activity as provided herein, Customer shall have those obligations set forth in this Section III.

     B. Material Procurement Schedule. Sanmina will process the MPS through industry-standard MRP software that will convert the MPS reflecting Customer's Orders and forecasts into requirements for components utilized to make the applicable Products. In doing so, Sanmina will off-set the requirements for receipt of components or materials by allowing for the time required to build the Products per the following times:

         1.       In-Circuit Test/Functional Test - 5 Working Days
         2.       Assembly - 7 Working Days
         3.       Kitting - 2 Working Days
         4.       Material Handling - 2 Working Days

          Per this Agreement, Sanmina will plan and schedule material to be at Sanmina eleven working days before the Products are due to ship to Customer where no test is required, and sixteen working days before the Products are due to ship to Customer where testing is required.

     C. Sanmina Orders for Materials. Sanmina will release (launch) orders to suppliers of materials required in connection with the production of Products a reasonable period of time prior to the anticipated date that the material is needed (as set forth in the preceding paragraph). When these orders are launched will depend on the vendor lead time determined by Sanmina from time to time and maintained as a parameter of Sanmina's manufacturing or materials planning systems. Sanmina, through its MRP system, will also issue an instruction ("MRP signal") to its procurement group to buy a part approximately seven days before the order is due to be placed in accordance with this paragraph. Unless otherwise directed by Customer, Sanmina will purchase components for Products in accordance with a vendor list approved by Sanmina and Customer ("AVL"). In the event Sanmina for any reason cannot purchase any components from an approved vendor named on the AVL, Sanmina may purchase such components from an alternate vendor with the prior written consent of Customer. In no event will Sanmina, without the prior written consent of Customer, be authorized to purchase (or to impose obligations on Customer with respect to, pursuant to Section III of this Agreement), materials, parts and components beyond those necessary to support Orders actually delivered by Customer, with the exception of minimum quantity requirements imposed by vendors for parts being procured by Sanmina for Customer, and any anticipated Orders for the next 30 day period, as reflected in any forecasts delivered by Customer to Sanmina. Proto-type and Quick-turn Orders will not appear on the MPS, but will be managed on a manual basis due to the critical time factor and lot size of these orders. Customer agrees that it will be liable for all materials , including minimum purchase requirements, purchased for any Quick-turn or Proto-Type Order that Customer places with Sanmina.

     D. Materials Classifications and Periods of Supply. When Sanmina places an order with its suppliers in accordance with the preceding paragraph, Sanmina will order parts in various quantities (defined in periods-worth-of-supply) that are defined by the part's ABC classification. This classification, as well as the expected distribution or characteristics of various classes of parts, and the periods-worth-of-supply ("Periods-of-Supply") that will be bought for each class of part, are shown on the following table:

                         ABC Classifications, Descriptions and Periods-of-Supply
--------------------------- -------------------------- -------------------------- --------------------------
        Part Class                  Expected                   Expected               Periods Worth of
                               Percentage of Total        Percentage of Total        Supply to be Bought
                                      Parts                 Value (of Gross            With Each Order
                                                             Requirements)

            A                          3%                         80%                      4 Weeks
--------------------------- -------------------------- -------------------------- --------------------------
            B                          17%                        17%                     3 Months
--------------------------- -------------------------- -------------------------- --------------------------
            C                          80%                        3%                      12 Months
--------------------------- -------------------------- -------------------------- --------------------------

     E. Materials Quantities Criteria. In addition to ordering parts for various Periods-of-Supply as referenced above, Sanmina will order parts according to appropriate minimum-buy quantities, tape and reel quantities, and multiples of packaging quantities.

     F. Customer Liability for Materials. In the event that Sanmina procures (other than pursuant to the terms of the Purchase Agreement) components, parts or materials unique to, and specifically for use in, Products ordered or forecasted by Customer (collectively "Materials"), consistent with the procurement procedures set forth above, and any such Materials become obsolete or surplus to Customer, so as to be unusable in current Orders for Products from Customer, then Sanmina will provide to Customer prompt notice of such obsolescence/surplus, and the potential cost to Customer hereunder as a result of such obsolescence or surplus. Sanmina shall use its reasonable best efforts (for a period of at least four weeks) to cancel any outstanding orders for any such Materials, use excess/uncancelable Materials for the manufacture of products for other customers, and return such Materials back to the original supplier or sell such Materials to the original supplier or a third party at the original purchase price, or on such other terms as Supplier and Customer may agree upon. After the exhaustion of such remedies, Sanmina will be entitled to: (a) sell to Customer any remaining obsolescent/surplus Materials, at an amount equal to 116% of Sanmina's out-of-pocket costs therefor (the "Materials Transfer Price"); and (b) invoice Customer for (i) the amount by which the Materials Transfer Price for any such Materials which Sanmina was able to sell to third parties as provided above exceeded the price obtained from such third parties with respect thereto, and (ii) the amount of any re-stocking or other fees charged to Sanmina with respect to any order cancellations and returns of obsolete/surplus Materials. Customer's obligations with respect to obsolete/surplus Materials as set forth herein shall not extend to any materials acquired by Sanmina pursuant to the terms of the Purchase Agreement. Customer's only obligations with respect to such Materials shall be as set forth in the Purchase Agreement.

     G. Acquisition of Tooling. If necessary and with the Customer's written consent, Sanmina will acquire any necessary tools and tooling to fulfill any Orders. All such tooling required by Sanmina shall remain the Customer's property, and Sanmina shall return such tooling (normal wear and tear excepted) to Customer upon request, following the completion of the relevant Order or the termination of this Agreement. Responsibility for the cost of tooling acquired pursuant to the terms of the Purchase Agreement shall be as set forth in the Purchase Agreement. Except as otherwise provided herein or agreed by the parties hereto, Customer will be responsible for the cost of all other tools and tooling required to be acquired by Sanmina hereunder. When requested by Customer, and agreed to in writing by Sanmina and Customer, the cost of such tooling will be amortized over the estimated volume of Products to be produced with such tooling.

     H. Limitations on Sanmina's Rights to Build Ahead. Although Orders cover up to 90 days and forecasts cover longer periods, Sanmina is not authorized to make unilateral decisions on the amount of Products to be built more than 30 days prior to scheduled delivery date, with the exception of agreed upon Kanban levels. Lot sizes and build-ahead quantities will be the result of a mutual agreement between Sanmina and Customer.

IV.       Reschedules

     A. Rescheduling Matrix. Customer may reschedule delivery dates for Products subject to the following matrix:

                   Notice Prior to                    Percent of Original
                      Original                       Quantity that can be
                    Delivery Date                          Rescheduled

                    0 to 30 days                               0%
                    31 to 60 days                             25%
                    61 to 90 days                             50%
                   Beyond 90 days                            100%

          As an example, if Customer notifies Sanmina in writing between 31 and 60 days prior to the scheduled deliver date of certain Products, Customer may reschedule the delivery of a maximum of 25% of the total amount of such Products.

     B. Revised Delivery Dates. Deliveries rescheduled as provided above shall be deferred to such date or dates, within 60 days following the original delivery date, as Customer may reasonably determine. A change in the delivery date of any Product for a period exceeding 60 days in the aggregate shall be deemed a cancellation by Customer with respect to such Product.

V.        Revisions

          In the event Customer requests an engineering change to a Product, Sanmina will notify Customer of any impact on the cost and/or scheduled delivery of such Product within five business days of the receipt of Customer's request. Unless Customer consents to the amended notification from Sanmina, the requested engineering change will be deemed canceled. Any changes (whether up or down) in the cost of Products resulting from an engineering change order ("ECO") will be applied to the applicable purchase price for such Products. Sanmina will charge a $250.00 administrative fee per ECO to partially cover Sanmina's processing costs involved in processing the ECO.

VI.       Cancellations

          Customer may cancel any Order, with the exception of Quick-turn and /or Proto-type Orders, by notifying Sanmina in writing at least 30 days prior to the delivery date of such Order. Within 10 days of such cancellation, Sanmina will provide Customer with the amount of Customer's obligations with respect to Materials and labor costs associated with the canceled order, as provided in Section III above. Customer will pay such cancellation amount to Sanmina on a net 30 day basis. After receipt of such cancellation amount, Sanmina shall deliver to Customer, at Customer's expense, any Materials purchased but unused as a result of such cancellation or scrap such Materials, at the discretion of Customer.

VII.      Product Pricing

     A. Initial Prices; Adjustments. The initial prices for Products listed in Exhibit A attached hereto will be as set forth in Exhibit A. For Products not listed in Exhibit A, or with no prices established therefor, the prices shall be established through the Sanmina-Customer quote process. Sanmina will respond to Customer's requests for quotes and proposals within 14 days after receipt of all necessary data. The initial prices for Products shown in Exhibit A will be evaluated on a quarterly basis for potential changes, in accordance with prior agreements with Customer. Customer expects improvements in efficiencies, material cost reductions and innovative processes to contribute to these reductions. Prices otherwise established as provided herein are subject to adjustment as provided herein to reflect ECOs and variations in the market prices of Materials and other components. Any cost reductions realized by Sanmina due to a reduction in material or labor costs or yield improvements will be shared equally with Customer at the time such reductions are realized. Any price decreases will apply immediately to all new Orders Price increases will apply to new Orders issued (i) after agreement by the parties of the price increase, or (ii) more than thirty (30) days following Customer's receipt of written notice of the increase.

     B. Computation of Prices; Taxes. All prices of Products are F.O.B. Sanmina's facility. All prices will be quoted and paid in U.S. dollars. All prices applicable to Products purchased pursuant to the terms of this Agreement will include all charges for packaging, packing, crating, storage and shipping and transportation costs to Customer's facility or other designated ship-to location, except as otherwise provided herein. Prices do not include any federal, state or local sales, use, excise VAT and similar taxes, that may be applicable to the Products. When Sanmina has the obligation to collect taxes, the appropriate amount may be added to Customer's invoice and will be paid by Customer unless Customer provides Sanmina with a valid tax exemption certificate authorized by the appropriate taxing authority and quantities.

     C. Most Favored Customer Pricing. In no event are the prices applicable to Products ordered by Customer hereunder to be higher than the lowest prices then offered by Sanmina to its most favored customers, for substantially similar products and quantities.

VIII.     Shipping and Delivery

     A. Delivery Terms. Customer's Orders will state delivery dates for Products in accordance with the terms of this Agreement, and time will be of the essence in meeting Customer's delivery requirements. Unless otherwise agreed in writing by the parties, delivery of all Products under this Agreement shall be F.O.B. Sanmina's plant, at which time risk of loss and title shall pass to Customer.

     B. Shipping. Sanmina will transport Products by the method specified by Customer, to Customer's address or to an address specified in writing by Customer. All freight, insurance and other shipping expenses from the delivery point shall be borne by Customer. All Products delivered pursuant to the terms of this Agreement will be suitably packed for shipment in a commercially reasonable manner in Sanmina's standard shipping cartons, unless otherwise designated by Customer. When special packaging is requested or, in the opinion of Sanmina, is required under the circumstances, the additional expenses related to such special packaging will be borne by Customer. Each shipping container will be marked to show Customer's Order number, Product description and identifying numbers, and quantity contained therein. If Products are delivered more than five days in advance of the specified delivery date, Customer may either return such Products at Sanmina's risk and expense for subsequent delivery on the specified delivery date or retain such Products and make payment when it would have been due based on the specified delivery date. If Products are returned to Sanmina then reshipped to Customer, Sanmina will bear the cost and risk of loss associated with such return and reshipment. In the event Products will be delivered more than five business days late, Customer may request such Products to be shipped and delivered via an expedited method of delivery. In such event, Sanmina agrees to pay or reimburse Customer for all transportation charges in excess of the normal charges.

IX.       Payment and Invoicing

          Payment terms will be net 30 days from invoice date, which will be no earlier than the date of delivery to Customer of the Products covered thereby. Sanmina will provide Customer with a credit limit]. In the event that Customer exceeds this credit limit or has outstanding invoices for more than 60 days, Sanmina may stop shipments of Products to Customer until Customer makes sufficient payment to bring its account consistent with terms outlined above. In the event of a material default by Customer of its payment obligations hereunder, Sanmina may reduce the credit limit, upon written notice to Customer.

X.        Quality Standards and Warranty

          Sanmina warrants that the Products will be manufactured in a good and workmanlike manner, consistent with industry standards, and will conform to and perform in accordance with applicable specifications, and that the Products (excluding components purchased from third-party vendors ("Vendor Components")) will be free from any defects in workmanship for a period of one year from the date of delivery to Customer. Warranty on Vendor Components is limited to the warranty provided by the component manufacturer. Sanmina will pass on any unexpired warranty for such Vendor Components provided by third-party vendors or passed on by such third-party vendors from the original manufacturers until the expiration of such warranties. As Customer's sole remedy under the warranty, Sanmina will, at no charge, rework, repair and retest, or replace, any Products returned to Sanmina and found not to be manufactured in accordance with the applicable specifications or that are otherwise defective. Warranty coverage does not include failures due to Customer's design, the supply or selection of improper or defective parts or materials designated by Customer, Customer requested changes, damages caused by Customer's misuses, unauthorized repair or negligence. Sanmina does not assume any liability for expendable items such as lamps and fuses. The performance of any repair or replacement by Sanmina does not extend the warranty period for any Products beyond the period applicable to the Products originally delivered.

          EXCEPT FOR THE ABOVE EXPRESS WARRANTIES, SANMINA MAKES AND THE CUSTOMER RECEIVES NO WARRANTIES ON THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND SANMINA SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

XI.       Service of Legacy Products

          During the term of this Agreement, Sanmina will continue to manufacture and repair all Legacy Products as Customer may request, in accordance with such pricing schedule as may be mutually agreed upon by the parties from time to time, consistent with the Sanmina-Customer quote process referenced in Section VII above.

XII.     Design Services

          During the term of this Agreement, Sanmina will provide design services to Customer, in connection with the design and development of prototype and production electronic circuit boards, assemblies and Products, at such prices and on such terms as may be mutually agreed upon by the parties from time to time, consistent with the Sanmina-Customer quote process referenced in Section VII above.


XIII.    Minimum Work Commitment - "Take or Pay" Provision

     A. Minimum Order Requirement. During each of the three one year periods commencing from the effective date of this Agreement, Customer will undertake to submit to Sanmina Orders for Products and design services having an aggregate purchase price of at least $22,000,000 (subject to adjustment as provided below). If in any of such one year periods Customer should fail to submit Orders to Sanmina in such minimum aggregate amount, then Customer will make payments to Sanmina as provided below (and such payment obligations will be Customer's sole liability and Sanmina's sole remedy with respect to any such failure).

     B. Consequence of Missing First or Second Year Targets by More Than 20%. If, during the first or second one year period commencing from the effective date of this Agreement, Orders are submitted to Sanmina in an aggregate amount of less than 80% of the targeted minimum amount (or $17,600,000 in the first year), then within 60 days following the end of such one year period, Customer will pay to Sanmina a sum equal to the amount of such shortfall, multiplied by 25% (representing Sanmina's assumed profit margin with respect to the Orders represented by the shortfall). For example, if during the first year Customer submitted Orders to Sanmina aggregating $15,000,000, Customer would pay to Sanmina the sum of $7,000,000 x .25 = $1,750,000.

     C. Consequence of Missing First or Second Year Targets by Less Than 20%. If, during the first or second one year periods commencing from the effective date of this Agreement, Orders are submitted to Sanmina in an aggregate amount of at least 80% of the targeted minimum amount, then the amount of the shortfall will be added to the minimum commitment applicable to the following year, and any amount to be paid by Customer to Sanmina would be determined after completion of the following year. For example, if during the first year Customer submitted Orders to Sanmina aggregating $20,000,000, then the minimum order requirement applicable to the second year would be $24,000,000.

     D. Consequence of Missing Third Year Target. If, during the third one year period commencing from the effective date of this Agreement, Orders are submitted to Sanmina in an aggregate amount of less than the targeted minimum amount, then within 60 days following the end of such one year period, Customer will pay to Sanmina a sum equal to the amount of such shortfall, multiplied by 25% (representing Sanmina's assumed profit margin with respect to the Orders represented by the shortfall). For example, if during the third year Customer submitted Orders to Sanmina aggregating $20,000,000, and, as a result of a carry-over of $2,000,000 from the second year the minimum target applicable to the third year were $24,000,000, then Customer would pay to Sanmina the sum of $4,000,000 x .25 = $1,000,000.

     E. Carry-Over of Orders in Excess of Minimum. If, during the first or second one year periods commencing from the effective date of this Agreement, Orders are submitted to Sanmina in an aggregate amount in excess of that required to satisfy the minimum obligation set forth above (i.e., having an aggregate purchase price of $22,000,000 or such lesser amount which, when added to the excess Orders submitted during the prior year, would satisfy the minimum annual $22,000,000 requirement), then the amount by which the aggregate purchase price of such Orders exceed such targeted minimum amount (the "Surplus Amount") will be counted toward satisfaction of Customer's minimum Order requirement for the next one year period.

     F. Sale of Operations; Counting of Orders. If, at any time during the three year period that the requirements of this Section XIII are in effect, Customer sells any divisions or operations which have previously submitted Orders to Sanmina hereunder, then any Orders subsequently submitted to Sanmina by the purchaser with respect to products Sanmina is building for any such division or operation will be counted toward the satisfaction of the targeted minimum Order requirement hereunder, as if such Orders had been submitted hereunder by Customer to Sanmina.

XIV.     Right of First Refusal

          As Customer develops new products that require manufacturing of printed circuit boards or other electronics assemblies or components, or puts out to bid the manufacturing rights to the printed circuit boards or other electronics components of existing products, then to the extent such manufacturing rights are not contractually committed to any other party, and Sanmina demonstrates to the satisfaction of Customer that it can satisfactorily perform such manufacturing operations in terms of price competitiveness, quality, timeliness and production capacity, Customer will extend to Sanmina the right to perform such manufacturing services, on such terms as Customer may in its discretion determine to be appropriate.

XV.      Testing

          During the term of this Agreement, and in accordance with the following requirements, Sanmina will continue to maintain and support all in-circuit tests developed for the S790 test platform, and E&S will support, sustain and develop all functional test platforms, diagnostics and post production test hardware:

          1. System Requirements. Sanmina will maintain the S770 and S790 systems. Sanmina has the option of converting to the S790 system, and Sanmina will convert all S770 fixtures and programs to the S790 as required by Order, thereby eliminating the requirement to maintain the S770 system once all S770 fixtures and programs have been converted. The conversion will be at E&S expense.

          2.   Fixture Requirements.

               a. Sanmina will preserve and maintain all S770 and S790 test fixtures in good working order.

               b. In the event that Customer requires changes to current test fixtures, Sanmina will provide services necessary to implement and maintain changes. In the event that the changes will require a new test fixture, Sanmina has the option to move the test to a different platform or system. Any of the above actions pursuant to this paragraph 2(b) will be at the expense of E&S.

          3. Test Program Requirements. Sanmina will preserve and maintain all S790 test programs in good working order. In the event that Customer requires changes to current test programs, Sanmina will provide services necessary to implement and maintain changes, at E&S' expense. Prudent test program archival and back-up processes will be secured to prevent the loss of any test programs.

          4. Status of Tools and Tooling. All tools and tooling relating to test fixtures and programs provided to and maintained by Sanmina will remain the property of Customer.

XVI.     Indemnification

          A. By Customer. Customer will indemnify and hold harmless Sanmina from and against any and all losses, damages, costs, liabilities or expenses (including court costs and the reasonable fees of attorneys and other professionals) to the extent that such losses, costs, liabilities or expenses arise out of, or in connection with, in whole or in part, (a) infringements of any patent, trademark, copyright or other intellectual property of Customer or (b) any negligence or willful misconduct by Customer, its employees or agents and subcontractors, including but not limited to any such act or omission that contributes to: (i) any bodily injury, sickness, disease, or death; (ii) any injury or destruction to tangible or intangible property of the injured party or any loss of use resulting therefrom; or (iii) any violation of any statute, ordinance or regulation.

          B. By Sanmina. Sanmina will indemnify and hold harmless Customer from and against any and all losses, damages, costs, liabilities and expenses (including court costs and the reasonable fees of attorneys and other professionals) to the extent that such losses, costs, liabilities or expenses arise out of, or in connection with, in whole or in part, (a) Sanmina having utilized in the manufacture of any Products any intellectual property rights of others, where such use has not been required by the specifications or instructions provided to Sanmina by Customer or
               (b) any negligence or willful misconduct by Sanmina, its employees or agents and subcontractors, including but not limited to any such act or omission that contributes to: (i) any bodily injury, sickness, disease, or death; (ii) any injury or destruction to tangible or intangible property of the injured party or any loss of use resulting therefrom; or (iii) any violation of any statute, ordinance or regulation. . XVII. Quality, Inspection and Reporting

          A. Inspection of Work. Customer will have the right at all reasonable times, upon reasonable advance notice, to visit Sanmina's plant to inspect the work performed on Products. Inspection of the work shall not relieve Sanmina of any of its obligations under this Agreement or any Orders. Sanmina will provide Customer with all mutually agreed upon quality reports at agreed upon intervals. Sanmina reserves the right to restrict Customer's access to the plant or any area within it as necessary to protect confidential information of Sanmina or its other customers.

          B. Inspection as Condition of Acceptance. If Customer demands inspection of any Products prior to the delivery of such Products as a condition of acceptance of such Products, Customer must inspect the Products within 48 hours of a transmission of written notice by facsimile or other electronic or telephonic delivery system from Sanmina informing Customer that the Products are ready to be shipped.

          C. Quality Improvement Program. Customer and Sanmina will implement a joint quality improvement program that will develop and implement continuous Product quality improvements.

XVIII.   Term and Termination

          A. Initial Term; Extension. This Agreement shall be in effect for a period of 36 months commencing from the effective date hereof as set forth above, unless earlier terminated or extended as provided herein. The parties may, by mutual agreement, extend this Agreement at any time prior to its expiration or termination. Except as otherwise specifically provided herein, in the event of the expiration or earlier termination of this Agreement, the Agreement shall remain in full force and effect with respect to, and shall be applicable to, any Orders issued by Customer and accepted by Sanmina prior to such expiration or termination.

          B. Termination. Either party may, without penalty, terminate this Agreement upon 60 days prior written notice to the other party in either one of the following events:

               1. the other party materially breaches this Agreement and such breach remains uncured for thirty (30) days following written notice of breach from the non breaching party; or

               2. the other party becomes involved in any voluntary or involuntary bankruptcy or other insolvency petition or proceeding for the benefit of its creditors, and such petition, assignment or proceeding is not dismissed within sixty (60) days after it was filed.

          C. Effect of Termination. Upon the expiration or earlier termination of this Agreement, Sanmina will provide Customer with an invoice of amounts owed to Sanmina hereunder. In addition, Customer will be liable for all work-in-progress at its value at the time of cancellation and any outstanding charges. Any work-in-progress and/or finished goods built beyond the mutually agreed-upon schedule will not be the responsibility of Customer. Upon termination, Customer will pay all invoiced charges in net thirty
               (30) days.

XIX.     Limitation of Liability

          IN NO EVENT WILL SANMINA OR CUSTOMER BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THIS AGREEMENT. THIS LIMITATION WILL APPLY EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

XX.       Miscellaneous

          A. Governing Law. This Agreement will be governed by and interpreted under the laws of the State of Utah, without reference to conflict of laws principles.

          B. Jurisdiction. For any dispute arising out of this Agreement, the parties consent to personal and exclusive jurisdiction of and venue in the state and federal courts within Salt Lake County, Utah.

          C. Entire Agreement; Amendment and Waiver; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merge all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. The failure by either party to enforce any rights thereunder will not be construed as a waiver of any rights of such party.

          D. Assignment; Successors and Assigns. Neither party will have any right to assign its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon, and inure to the benefit of, their successors and permitted assigns.

          E. Notices. Any required notices hereunder will be given in writing at the address of each party set forth on the signature pages hereof, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein, and will be deemed served when delivered by facsimile or mail or when tendered in person.

          F. Force Majeure. Neither party will be liable to the other for any default hereunder if such default is caused by an event beyond such party's control, including without limitation acts or failures to act of the other party, strikes or labor disputes, component shortages, unavailability of transportation, floods, fires, governmental requirements and acts of God (a "Force
               Majeure Event"). In the event of threatened or actual non-performance as a result of any of the above causes, the non-performing party will exercise commercially reasonable efforts to avoid and cure such non-performance. Should a Force Majeure Event prevent a party's performance hereunder for a period in excess of ninety (90) days, then the other party may elect to terminate this Agreement by written notice thereof.

          G. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

SANMINA:                                 CUSTOMER:

Sanmina Corporation                      Evans & Sutherland Computer Corporation


By:      /s/ Bertnard.J. Whitney           By:  /s/ William C. Gibbs
      Bernard J. Whitney, Executive        William C. Gibbs, Vice President of
      Vice President and Chief Financial   Corporate Development
      Officer

Address:  355 East Trimble Road            Address:  600 Komas Drive
          San Jose, California  95131      Salt Lake City, Utah 84108